EXHIBIT 10.1

FIRST AMENDMENT TO

NOTE AND WARRANT PURCHASE AGREEMENT

This First Amendment to Note and Warrant Purchase Agreement (“Amendment”) is made as of the 1st day of July, 2009 by and between Implant Sciences Corporation, a Massachusetts corporation (the “Company”), and DMRJ Group LLC, a Delaware limited liability company (the “Investor”).

BACKGROUND

A. Company and Investor are parties to a certain Note and Warrant Purchase Agreement dated as of December 10, 2008 (as modified and amended from time to time, the “Purchase Agreement”) pursuant to which, among other things, Investor purchased a note with an aggregate principal amount of $5,600,000.  The Purchase Agreement and all instruments, documents and agreements executed in connection therewith, or related thereto are referred to herein collectively as the “Transaction Documents”.  All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

B. On December 24, 2008, Company repaid $1,000,000 of the outstanding aggregate principal amount of the Note.

C. Company has requested that Investor purchase an additional note issued by Company pursuant to the Purchase Agreement

D. Investor has agreed to purchase such additional note and Company and Investor have agreed to amend the terms and conditions of the Transaction Documents, each pursuant to the terms and conditions of this Amendment.

NOW, THEREFORE, with the foregoing Background incorporated by reference and made a part hereof and intending to be legally bound, the parties agree as follows:

1. Amendments.

(a) Purchase and Sale of Additional Note.

(i)           Upon the terms and conditions contained herein and in the Purchase Agreement, Company shall issue and sell to Investor, and Investor shall purchase from Company, an additional senior secured promissory note in the aggregate principal amount of $1,000,000.

(ii)           Upon satisfaction of the terms and conditions set forth herein, Company shall issue to Investor a promissory note, substantially in the form of Exhibit A hereto (the “Additional Note”), in the aggregate principal amount of $1,000,000), and Investor shall advance, as payment in full for the Additional Note, the sum of $1,000,000.  The Investor is permitted to deduct and retain from the advance made on the date hereof the costs, fees and expenses of Investor incurred in connection with the transactions contemplated hereby, including reasonable diligence and legal fees and expenses.

(iii)           The proceeds from the sale of the Additional Note hereunder shall be used by the Company for working capital and ordinary course general corporate purposes not inconsistent with or prohibited by any covenant in the Transaction Documents.

(iv)           The Additional Note shall be deemed a “Transaction Document” under the Purchase Agreement.

(b) Contingency Plan.  In the event Company has not obtained net proceeds from the issuance and sale by the Company of its debt or equity securities upon terms, conditions and documentation acceptable to Investor in its sole discretion of (i) $1,000,000 by July 24, 2009 and (ii) to the extent that Company has satisfied the requirements of clause (i) above, an additional $2,000,000 by August 21, 2009, Company will immediately engage in a sale process satisfactory to Investor in its sole discretion by implementing the Contingency Plan (as defined in Section 3(f)), including, without limitation, conditions, timing and milestones which may be established by Investor, including, without limitation, the engagement, at the Company’s expense, of a third party investment banker acceptable to the Investor in its sole and absolute discretion.

(c) Series F Preferred Stock.

(i) The Company shall adopt and file with the Secretary of the Commonwealth of the Commonwealth of Massachusetts on or before the effectiveness hereof  the Certificate of Designations in the form of Exhibit B hereto (the “Certificate of Designations”).

(ii) Upon the terms and conditions set forth herein and in the Purchase Agreement, on the date hereof, the Company shall issue to the Investor 871,763 shares of Series F Convertible Preferred Stock of the Company (the “Series F Preferred Stock”).

(iii) If the Company does not obtain net proceeds of at least $3,000,000 from the issuance and sale of its debt and/or equity in one or more transactions by August 31, 2009, the Company shall, upon the terms and conditions set forth herein and in the Purchase Agreement, on September 1, 2009, issue to the Investor an additional 774,900 shares of Series F Preferred Stock.

(iv) The Series F Preferred Stock and the shares of Common Stock issuable upon conversion of the Series F Preferred Stock (the “Series F Conversion Shares”) shall be “Securities” as such term is used in the Purchase Agreement.

(v) All references to “Warrant Shares” in Section 3.27 of the Purchase Agreement are hereby amended to refer to “Warrant Shares, Conversion Shares (as such term is defined in the Note) and Series F Conversion Shares”.

(vi) The Company shall, at its next annual meeting of its shareholders, or upon the earlier request of the Investor, use commercially reasonable efforts to obtain all necessary corporate approvals to amend its Articles of Organization to authorize a sufficient number of shares of Common Stock as may be necessary for the issuance of the Series F Conversion Shares.

(d) Anti-Dilution.  For so long as the Note or the Additional Note remain outstanding, the Company shall not issue additional shares of Common Stock, or other securities convertible into or exercisable for Common Stock, (other than shares issuable upon the conversion or exercise of outstanding securities, or reserved under a Plan by the Company, which shares have been included in Section 2.1(c)(i) of the Updated Disclosure Schedule (as defined below)), unless the Company simultaneously issues to the Investor the number of shares of Series F Preferred Stock necessary to result in the number of shares of  Common Stock into which the Series F Preferred Stock held by the Investor may be converted representing the same percentage ownership of the Company on a fully diluted basis after such issuance as immediately prior thereto.

2. Representations and Warranties.  Company represents and warrants to Investor that:

(a) All warranties and representations made to the Investors under the Purchase Agreement and the Transaction Documents are true and correct as to the date hereof unless they specifically relate to an earlier date in which case they shall be true and correct as of such date, other than as set forth on the disclosure schedules (the “Updated Disclosure Schedules”) attached hereto (the numbers of which shall correspond to the numbers of the disclosure schedules to the Purchase Agreement); notwithstanding the foregoing, the representations and warranties made as of the Closing Date in Section 2.1(c) of the Purchase Agreement shall be made as of the date hereof.

(b) The Company and the Guarantors (as applicable) have the requisite corporate power and authority to enter into and perform this Amendment and to issue and sell the Series F Preferred Stock in accordance with the terms hereof.  The execution, delivery and performance of this Amendment by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, no further consent or authorization of the Company, its Board of Directors, stockholders or any other third party is required.  When executed and delivered by the Company and the Guarantors, this Amendment shall constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c) The number of shares of Common Stock issued and outstanding, on a fully diluted basis on the date hereof (prior to the issuance of the Series F Preferred Stock hereunder) is 49,399,878, and is as set forth in Section 2.1(c)(1) of the Updated Disclosure Schedule.

(d) This Amendment, the Additional Note, all other documents, instruments and agreements executed in connection with this Amendment and any assignment, instrument, document, or agreement executed and delivered in connection herewith, will be valid, binding, and enforceable in accordance with its respective terms.

(e) The Board of Directors of the Company has determined, in good faith, that the consideration received by the Company from the Investor for the shares of Series F Preferred stock issued pursuant hereto is not less than the fair market value of such shares, taking into account all fees, expenses and standard market discounts.

3. Effectiveness Conditions.  This Amendment shall be effective upon completion of the following conditions precedent (all documents to be in form and substance satisfactory to Investor and Investor’s counsel):

(a) Execution and delivery by Company and each Person who delivered a Guarantee to Investor at Closing (each a “Guarantor” and collectively, the “Guarantors”) to Investor of this Amendment;

(b) Execution and delivery by Company to Investor of the Additional Note;

(c) The filing of the Certificate of Designations with the Secretary of the Commonwealth of the Commonwealth of Massachusetts;

(d) Delivery by Company to Investor of a secretary’s certificate, dated as of the date hereof, as to (i) the resolutions adopted by the Board of Directors approving the transactions contemplated hereby, (ii) the Articles of Organization, (iii) the Bylaws, each as in effect as of the date hereof, and (iv) the authority and incumbency of the officers of the Company executing this Amendment, the Additional Note and any other documents required to be executed or delivered in connection therewith;

(e) Delivery by Company to Investor of an opinion of counsel to the Company, dated the date hereof, substantially in the form provided to Investor on the Closing Date;

(f) Delivery by Company to Investor of detailed financial and operational business plan to minimize cash expenses and maximize strategic value in the event Company’s fund raising initiatives of at least $1,000,000 by July 24, 2009, 2009 and $2,000,000 by August 21, 2009 are not realized (the “Contingency Plan”); and

(g) Execution and/or delivery by Company of all agreements, instruments and documents requested by Investor to effectuate and implement the terms hereof and the Transaction Documents.

4. Authorized Capital. The Company shall not, directly or indirectly, (i) merge into or with or consolidate with any other Person (other than into the Company or a Subsidiary of the Company) or permit any other Person (other than the Company or a Subsidiary of the Company) to merge into or with or consolidate with it; (ii) declare any dividends or make any distributions to the holders of Common Stock or redeem, retire, defease, purchase or otherwise acquire for value any shares of Common Stock;  (iv) wind up, liquidate or dissolve or (v) agree to do any of the foregoing (collectively, a “Major Transaction”) unless (x) there are available a sufficient number of authorized and unissued of Common Stock to allow for the issuance of the Series F Conversion Shares and sufficient time available prior to the consummation of such Major Transaction to effect a conversion of the Series F Preferred Stock or (y) the definitive agreement or corporate action relating to such Major Transaction provides that any payment per share to be made to the holders of Series F Preferred Stock on an as-converted basis shall be no less than the payment per share to be made to the holders of Common Stock.

5. Expenses.  The Company shall pay any and all costs, fees and expenses of Investor (including without limitation, attorneys’ fees) in connection with this Amendment and the transaction contemplated hereby.

6. No Waiver.  The Investor reserves all of its rights and remedies arising with respect to any and all defaults or events of defaults under the Transaction Documents that may be in existence on the date hereof, regardless of whether such defaults or events of default have been identified, or which may occur in the future.  The Investor has not modified, is not waiving and has not agreed to forbear in the exercise of, any of its present or future rights and remedies.  No action taken or claimed to be taken by the Investor will constitute such a waiver, modification or agreement to forbear.

7. Ratification of Loan Documents.  Except as expressly set forth herein, all of the terms and conditions of the Purchase Agreement and Transaction Documents are hereby ratified and confirmed and continue unchanged and in full force and effect.  All references to the Purchase Agreement shall mean the Purchase Agreement as modified by this Amendment.

8. Collateral.  Company and Guarantors hereby confirm and agree that all security interests and liens granted to Investor pursuant to the Transaction Documents continue in full force and effect and shall continue to secure the Obligations (as defined in the Security Agreement), including all liabilities and obligations (primary, secondary, direct, contingent, sole, joint or several) due or to become due, or that are now or may be hereafter contracted or acquired, or owing, under the Additional Note and any other instruments, agreements or other documents executed and/or delivered in connection herewith or therewith, in each case, whether now or hereafter existing, voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Investor as a preference, fraudulent transfer or otherwise as such obligations may be amended, supplemented, converted, extended or modified from time to time and without limiting the generality of the foregoing, the term  “Obligations” shall include, without limitation: (i) principal of, and interest on, the Additional Note and the loans extended pursuant thereto (including any interest that accrues after the commencement of an Insolvency Proceeding regardless of whether allowed or allowable in whole or in part as a claim in such Insolvency Proceeding) and (ii) all amounts in respect of the foregoing that would be payable but for the fact that the obligations to pay such amounts are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Grantor (as defined in the Security Agreement.

9. Acknowledgment of Guarantors.  By execution of this Amendment, each Guarantor hereby acknowledges the terms and conditions of this Amendment and confirms that Guarantors jointly and severally and absolutely and unconditionally guarantee, as surety, all of Guarantied Obligations (as defined in the Guaranty from Guarantors to Investor dated December 10, 2008) including all liabilities and obligations (primary, secondary, direct, contingent, sole, joint or several) due or to become due, or that are now or may be hereafter contracted or acquired, or owing, under the Additional Note.

10. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.  This Amendment shall not be interpreted or construed with any presumption against the party causing this Amendment to be drafted.

11. Signatories:  Each individual signatory hereto represents and warrants that he or she is duly authorized to execute this Amendment on behalf of his or her principal and that he or she executes the Amendment in such capacity and not as a party.

12. Duplicate Originals:  Two or more duplicate originals of this Amendment may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.  This Amendment may be executed in counterparts, all of which counterparts taken together shall constitute one completed fully executed document.  Signature by facsimile or PDF shall bind the parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Amendment the day and year first above written.

Company:	IMPLANT SCIENCES CORPORATION By: /s/ Glenn D. Bolduc Name: Glenn D. Bolduc Title: Chairman & CEO
Guarantors:	C ACQUISITION CORP. By: /s/ Glenn D. Bolduc Name: Glenn D. Bolduc Title: President
ACCUREL SYSTEMS INTERNATIONAL CORPORATION By: /s/ Glenn D. Bolduc Name: Glenn D. Bolduc Title: President
IMX ACQUISITION CORP. By: /s/ Glenn D. Bolduc Name: Glenn D. Bolduc Title: President
Investor:	DMRJ GROUP LLC By: /s/ Dan Small Name: Dan Small Title: MD

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